Astea Reports Third Quarter 2014 Results

HORSHAM, Pa., Nov. 14, 2014 /PRNewswire/ -- Astea International Inc. (NASDAQ: ATEA), a leading global provider of service lifecycle management and mobile workforce solutions, today announced financial results for the three and nine months ended September 30, 2014.

For the quarter ended September 30, 2014, Astea revenues were $5.1 million compared to $5.3 million for the quarter ended September 30, 2013. Net loss available to common stockholders for the third quarter of 2014 was $0.9 million, or ($0.25) per share. This compares to a net loss of $.2 million, or ($0.04) per share in the third quarter of 2013. Software license revenues increased to $0.9 million compared to $0.8 million for the same period in 2013. Service and maintenance revenues were $4.2 million compared to $4.5 million for same period in 2013.

Revenues for the nine months ended September 30, 2014 were flat compared to the same period in 2013. Software license revenues increased 13% to $2.5 million compared to $2.2 million for the same period in 2013. Service and maintenance revenues were $12.7 million, a 3% decrease compared to revenues of $13.1 million for the same nine month period in 2013. Operating loss was $2.8 million compared to an operating loss of $2.1 million in the same nine month period last year. Year to date net loss available to stockholders was $3.1 million, or ($0.86) per share compared to a net loss available to common stockholders of $2.3 million or ($0.63) per share in the same period last year.

"Since December 2013, we have accelerated our shift to the cloud with more than 198% growth in monthly contracted recurring revenues and 222% growth in monthly recurring users. Deferred revenue related to cloud customers, consisting of subscription fees and implementation services, increased by $500,000 in the third quarter. On a year-to-date basis, deferred revenues related directly to cloud services increased by $1.9 million to $2.6 million. When comparing reported consulting revenues for Q3 2014 to the same quarter last year, revenues declined 12%. However, when considering professional services performed in Q3, but not recognized as revenue due to accounting rules, Q3 2014 consulting revenues increased by 10% compared to same period in 2013," said Rick Etskovitz, CFO of Astea International.

"Looking ahead to 2015, we expect the high levels of activity to continue. By year-end of 2015, we anticipate that the level of billing on an annualized basis from cloud subscriptions will be between $8 million and $10 million (not all of which will be received or reported as revenue in 2015). Professional services are expected to generate about $10 million in annual services performed, some of which will relate to hosted implementations and will therefore be deferred. Perpetual license sales to existing customers and new customers preferring an on-site solution, will approximate 10% to 15% of total revenue. Our annual recurring maintenance revenue should continue to be in excess of $10 million."

Mr. Etskovitz further stated, "In our opinion, a more effective way to understand our results is to use our EBITDA (earnings before interest, taxes, depreciation and amortization) plus the change in deferred hosting fees plus deferred professional services for the period less newly capitalized software development costs for the period. In the financial table below, it shows the reconciliation from reported earnings to EBITDA plus the change in deferred professional services revenue from cloud services for the comparable periods reported in the 10Q. We believe that this earnings metric is a more useful measure of our operating results that eliminates the differences in earnings, constrained by generally accepted accounting principles, that differentiate revenue recognition on perpetual license sales and related implementation service revenues from revenue recognition on subscription license sales and its related professional services on implementations. It is also a useful measure for planning purposes, as we feel it better reflects operating activities. As seen below, our adjusted earnings metrics, based on the above definition, are $162,000 for the quarter ended September 30, 2014 compared to ($109,000) for the same quarter last year. For the nine months ending September 30, 2014, our adjusted earnings metric is $175,000 compared to a loss of ($2,589,000) for the comparable period in 2013."

"Although we did not achieve profitability this quarter, we did successfully sign a number of new customers. The majority of the opportunities that we closed in the third quarter were cloud service deals with subscription based pricing. We are happy to see the increasing pace of cloud users, and the predictability of monthly revenues as we progressively build up that user base. Unfortunately, as we go through the transition from our traditional on-premise license revenue model which recognizes all license revenue at the time of the sale, to the recurring cloud based monthly revenue model, it does have a negative short-term impact on our financial reporting due to revenue recognition accounting requirements," stated Zack Bergreen, CEO of Astea International. "Additionally, in this quarter, we performed $650,000 of professional services work for our SaaS customers that are currently in the implementation phase, but could not be reported as revenues since these customers are not yet live. Once these customers go-live, the deferred services revenue on each project will be recognized ratably over the remaining life of the contract."

Outlook
Mr. Bergreen concluded, "During the fourth quarter, we have already won some very significant opportunities, some of which we had originally anticipated closing in the third quarter. Given the recent deals that have already concluded, and the opportunities currently at the end of their sales cycle, we have a positive outlook for the fourth quarter and into 2015."

Astea will host a conference call that will be broadcast live over the Internet on November 14, 2014 at 4:30pm ET to discuss the Company's third quarter financial results. Investors can access the call from the Company's Web site at http://www.astea.com/about_investors.asp. To listen to the live call via the telephone, please call 1-800-862-9098. For calls from outside North America, please dial 1-785-424-1051. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

About Astea International
Astea International (NASDAQ: ATEA) is a global provider of software solutions that offer all the cornerstones of service lifecycle management, including customer management, service management, asset management, forward and reverse logistics management and mobile workforce management and optimization. Astea's solutions link processes, people, parts, and data to empower companies and provide the agility they need to achieve sustainable value in less time, and successfully compete in a global economy. Since 1979, Astea has been helping more than 600 companies drive even higher levels of customer satisfaction with faster response times and proactive communication, creating a seamless, consistent and highly personalized experience at every customer relationship touch point.

www.astea.com. Service Smart. Enterprise Proven.

© 2014 Astea International Inc. Astea and Astea Alliance are trademarks of Astea International Inc. All other company and product names contained herein are trademarks of the respective holders.

Forward-looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful addition of personnel in technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company's control. These and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), including but not limited to the Company's Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Results
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), the Company's earnings release contains Non-GAAP financial measures. The Company's management believes the Non-GAAP financial information provided in this release is useful to investors' understanding and assessment of the Company's on-going core operations and prospects for the future. Management also uses both GAAP and Non-GAAP information in evaluating and operating business internally and as such deemed it important to provide all this information to investors. The Non-GAAP financial measures disclosed by the Company should not be considered in isolation or as a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. Reconciliations between GAAP measures and Non-GAAP measures are provided later in this press release.

Financial Tables Follow

Astea International Inc.
Reconciliation of Reported Net (Loss) to EBITDA plus Change in Deferred Hosting Professional Services, Less Capitalized Software Development Costs
($ in '000's)

	Quarter Ending		Nine Months Ending
	9/30/2014	9/30/2013	9/30/2014	9/30/2013
Net loss, as reported	(795)	(81)	(2,808)	(2,054)

Add back:
Interest expense	24	29	99	32
Income taxes	35	15	58	60
Depreciation and amortization	1,008	619	2,817	1,488

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	272	582	166	(474)

Increase (decrease) in deferred hosting	(154)	(202)	509	25
Increase (decrease) in deferred professional services - hosting	650	210	1,395	381
Capitalized software development costs	(606)	(699)	(1,895)	(2,521)

EBITDA plus change in deferred hosting services less capitalized software development costs	162	(109)	175	(2,589)

CONTACT: Investor Relations Contact, Rick Etskovitz, Chief Financial Officer, Astea International Inc., 215-682-2500, retskovitz@astea.com